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                                                                   EXHIBIT 10.20

                           INDEPENDENCE COMMUNITY BANK
                              EXECUTIVE MANAGEMENT
                           INCENTIVE COMPENSATION PLAN
           for the Fiscal Year of January 1, 2003 - December 31, 2003

                                 I. INTRODUCTION

     The Boards of Directors of Independence Community Bank Corp. ("ICBC" or "the Company") and Independence Community Bank ("the Bank") have approved a strategy designed to drive the business of ICBC to operating and profit levels that will make ICBC a top performer in its industry. The Compensation Committee ("Committee") and the Board of Directors of ICBC and the Bank have considered and approved this Plan to assist in attaining that objective. Accordingly, this Plan will focus on critical performance measures that the Board believes are very significant to the success of the institution, namely diluted earnings per share (EPS) and return on average assets (ROAA).

     The Committee and the Board acknowledge that the evolution of ICBC into a top performer relative to its peers is a process that is likely to take several years. As a result, the Committee and the Board have indicated that they expect to continue the Plan or adopt new incentive compensation plans in future years with revised and updated goals and targets as to EPS and ROAA or other measurements adopted annually to assess the progress management makes towards achieving the performance of the top performing institutions in the industry - for example return on equity, efficiency ratio and net interest margin. In particular, an annual evaluation will consider progress made in comparison to the performance of a peer group of top-performing financial institutions. Accordingly, Plan performance goals and targets approved in future years will be based on this long-term objective.

     This Plan will be known as the Independence Community Bank Executive Management Incentive Compensation Plan for January 1, 2003 - December 31, 2003 ("the FY2003 Plan "). The January 1, 2003 - December 31, 2003 period is the "Plan Year".

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                                   II. GENERAL

A. Participants in the FY2003 Plan will be the members of the Bank's Management Committee, namely the following officers:

          Alan H. Fishman, President and Chief Executive Officer
          John A. Dorman, Executive Vice President - Business Banking
          Gary M. Honstedt, Executive Vice President - Commercial Real Estate Lending
          Harold A. McCleery, Executive Vice President - Chief Credit Officer Terence J. Mitchell, Executive Vice President - Consumer Banking John B. Zurell, Executive Vice President - Chief Financial Officer Frank W. Baier, Senior Vice President and Treasurer (Executive Vice President - Chief Financial Officer and Treasurer as of 8/16/2003) Stephen J. Glass, Senior Vice President - Chief Information Officer Frank S. Muzio, Senior Vice President and Controller
          Santiago Patino, Senior Vice President - Corporate Operations
          Ellen K. Rogoff, Senior Vice President - Director of Human Resources Janice Schillig, Senior Vice President - Director of Marketing
          John K. Schnock, Senior Vice President, Secretary and Counsel

B. Awards granted under the FY2003 Plan will be made by the Committee upon consideration of the various factors set forth herein. However, awards will be made in the sole discretion of the Committee. The Committee shall have the sole authority, subject to the Board of Directors, to interpret and implement the provisions of the FY2003 Plan. No Participant shall be entitled to any award unless and until the Committee notifies a FY2003 Plan Participant of his or her specific award under the FY2003 Plan. Neither the terms of the FY2003 Plan nor any award granted hereunder shall create any right of a FY2003 Plan Participant to continued employment with ICBC, the Bank or any affiliate thereof.

C. The FY2003 Plan is designed to provide FY2003 Plan Participants with awards equal in value to a specified percentage (the "Target Bonus") of his or her annual base salary at the end of the Plan Year based upon his or her executive rank (President, Executive Vice President or Senior Vice President). The award may be increased or decreased above or below the Target Bonus depending on actual performance during the Plan Year relative to the target thresholds described herein.

     Awards granted under the FY2003 Plan will be made by the Committee upon consideration of the following factors:

          (1)  Executive level of each Participant as provided herein;

          (2) Corporate Performance Component: the achievement of EPS and ROAA targets, with the weighting of this component for awards granted with respect to the Plan Year determined by executive level as follows, President and Chief Executive Officer - 100%, Executive Vice Presidents and Senior Vice President - 75%; and

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          (3)  Business Unit/Function Performance Component: based upon recommendation of the President and CEO, with the weighting of this component for the Plan Year determined by executive level as follows, Executive Vice Presidents and Senior Vice Presidents - 25%.

D. Once the total award is determined, the award will be due and payable in cash and ICBC stock as described herein (unless deferred by the Fiscal Year 2003 Plan Participant).

E. The Committee and the Board may also adjust the amounts of awards granted hereunder upon consideration of unusual factors or unanticipated extraordinary events which have a significant impact on the goals and targets established hereunder.

Newly hired employees and others promoted to or made a member of the Bank's Management Committee during the Plan Year may be considered for participation in the FY2003 Plan. If any such person is selected by action of the Committee to be included within the list of FY2003 Plan Participants, he or she shall be eligible to receive a pro-rated award based on his or her period of service with the Bank during the Plan Year. In addition, Participants whose employment terminates prior to payment of an award may be entitled to receive a pro-rated award payable entirely in cash if recommended by the President and CEO and approved by the Committee.

                      III. SPECIFIC FY 2003 PLAN STRUCTURE

A.   Executive Level Target Bonus Component Allocation

                                 Target Bonus %        Corporate Performance        BU/Functional Component
     Executive Level               Base Salary          Component Weighting                Weighting
-----------------------------------------------------------------------------------------------------------
     President & CEO                  100%                     100%                           ----

Executive Vice Presidents              65%                      75%                           25%

 Senior Vice Presidents                45%                      75%                           25%

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B.   Corporate Performance Component

                             EPS                Payout Percentage                  ROAA
--------------------------------------------------------------------------------------------
MAXIMUM               $2.80 AND ABOVE                 150%                  1.701% AND ABOVE

                      ----------------------------------------------------------------------
                            2.79                      145%                        1.695
                      ----------------------------------------------------------------------
                            2.78                      140%                        1.689
                      ----------------------------------------------------------------------
                            2.77                      135%                        1.683
                      ----------------------------------------------------------------------
                            2.76                      130%                        1.677
                      ----------------------------------------------------------------------
                            2.75                      125%                        1.671
                      ----------------------------------------------------------------------
                            2.74                      122%                        1.665
                      ----------------------------------------------------------------------
                            2.73                      119%                        1.659
                      ----------------------------------------------------------------------
                            2.72                      116%                        1.653
                      ----------------------------------------------------------------------
                            2.71                      113%                        1.647
                      ----------------------------------------------------------------------
                            2.70                      110%                        1.640
                      ----------------------------------------------------------------------
                            2.69                      108%                        1.634
                      ----------------------------------------------------------------------
                            2.68                      106%                        1.628
                      ----------------------------------------------------------------------
                            2.67                      104%                        1.622
                      ----------------------------------------------------------------------
                            2.66                      102%                        1.616
                      ----------------------------------------------------------------------

TARGET                     $2.65                      100%                        1.610%

                      ----------------------------------------------------------------------
                            2.64                       98%                        1.604
                      ----------------------------------------------------------------------
                            2.63                       96%                        1.598
                      ----------------------------------------------------------------------
                            2.62                       94%                        1.592
                      ----------------------------------------------------------------------
                            2.61                       92%                        1.586
                      ----------------------------------------------------------------------
                            2.60                       90%                        1.580
                      ----------------------------------------------------------------------
                            2.59                       87%                        1.574
                      ----------------------------------------------------------------------
                            2.58                       84%                        1.568
                      ----------------------------------------------------------------------
                            2.57                       81%                        1.561
                      ----------------------------------------------------------------------
                            2.56                       78%                        1.555
                      ----------------------------------------------------------------------
                            2.55                       75%                        1.549
                      ----------------------------------------------------------------------
                            2.54                       70%                        1.543
                      ----------------------------------------------------------------------
                            2.53                       65%                        1.537
                      ----------------------------------------------------------------------
                            2.52                       60%                        1.531
                      ----------------------------------------------------------------------
                            2.51                       55%                        1.525
                      ----------------------------------------------------------------------
                            2.50                       50%                        1.519%
                      ----------------------------------------------------------------------

THRESHOLD               Below $2.50                     0%                    Below 1.519%

                      ----------------------------------------------------------------------

          EPS and ROAA are each weighted 50% in calculating the portion of the award earned for corporate performance. The above scale is not subject to interpolation (i.e., an EPS of $2.678 is counted as $2.67 and is paid out at the 104% rate. Each $.01 increment in EPS is treated as a hurdle. The same principle applies for ROAA, i.e., an ROAA of

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1.6034% is counted as 1.598% and is paid out at the 96% rate. The EPS and ROAA thresholds must both be achieved before any award is paid.

          There will be no awards earned under the FY2003 Plan unless EPS for the Plan Year is at least $2.50 and ROAA is at least 1.519%; at achievement of EPS of $2.80 or higher and ROAA of 1.701% or Higher, the corporate performance component payout percentage would be 150% of target, the maximum.

C.   Business Unit/Functional Performance Component

     Each business unit will be evaluated by the President and CEO on its overall performance during the Plan Year as well as the attainment of specific operating initiatives assigned to the Business Unit at the start of the Plan Year. There will be no awards under this component unless the threshold corporate performance levels of at least $2.50 EPS and 1.519% ROAA are achieved. The Business Unit/Functional Performance Component payout percentage will be based on the following performance ratings:

      BU/Functional                          Percentage of
   Performance Rating                        Award Earned
----------------------------------------------------------
Outstanding Performance                       125% - 150%

Exceeded Expectations                         110% - 125%

Fully Met Expectations                            100%

Met Minimum Expectations                       50% - 80%

Did Not Meet Expectations                          0%

     The Business Unit/Functional Performance Component percentage payout can range from 0% for Did Not Meet minimum performance criteria to a maximum of 150% for Outstanding Performance. The President and CEO will provide a written report to the Committee with respect to his recommendation of both the Business Unit/Functional Performance Component rating and the percentage of award earned with respect to each FY2003 Plan Participant. The President and CEO's award will not include the Business Unit/Functional Performance Component. The Committee will determine the final Business Unit/Functional Performance Component and percentage of award earned using the President and CEO's recommendation and such other information as it deems appropriate.

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                              IV. PAYMENT OF AWARDS

A. Once awards have been calculated in accordance with the foregoing process and submitted to and approved by the Committee, the Committee shall notify each of the FY2003 Plan participants in writing of the amount, if any, of his or her award. Thereafter, payment of any such awards will be made as follows:

          (1) Subject to the provisions of subsection (3) hereof, a cash payment equal to such percentage of the award as shown in the following table (unless the Participant has made a timely election to defer all or part of the award or is required to defer receipt of such payment due to the applicability of Section 162(m) of the Internal Revenue Code) will be made within 15 days of the date of the award notice:

                    President and CEO - 60%
                    Executive Vice President - 65%
                    Senior Vice President - 70%

          (2) In the discretion of the Committee (the "Compensation Committee") administering the 1998 Recognition and Retention Plan (the "RRP) or the 2002 Stock Incentive Plan ("SIP") a grant of shares of ICBC common stock pursuant to the RRP or SIP (unless the FY2003 Plan Participant has made a timely election to defer receipt of all or a portion of such shares or is required to defer receipt of such shares due to the applicability of Section 162(m) of the Internal Revenue Code) shall be made with respect to the remaining portion of the award. It is expected that such grant shall vest over a three year period, with one-third of such shares vesting on each anniversary date of the granting of such award for a three-year period. The number of shares awarded shall be determined by discounting the closing price of ICBC common stock on the date the award is approved by 15% and dividing the adjusted price into the dollar amount of the applicable percentage of the award. A Participant's unvested portion will become fully vested upon his or her death, "disability", "retirement" or a "change in control" only as provided in the RRP or the SIP. However, the award of a Participant whose employment terminates prior to payment of the award shall be paid entirely in cash.

          (3) In the event the Compensation Committee determines not to grant restricted stock awards with respect to any portion of an award, then such remaining amount shall be paid in cash within 15 days of the date of the Compensation committee's determination not to make such restricted stock awards.

B.        (1)  In the event that a FY2003 Plan Participant is a "covered employee" for purposes of Section 162(m) of the Internal Revenue Code and such FY2003 Plan Participant's applicable employee remuneration in a particular tax year exceeds or is likely to exceed the limitation as specified in Section 162(m)

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               of the Code, the Committee may request that such FY2003 Plan
               Participant defer the payment of all or a portion of the FY2003 Plan Participant's award to be received under the FY2003 Plan or such other plans and programs, employment agreements and arrangements of the Company to the extent necessary to avoid the payment of employee remuneration for such tax year in excess of the Section 162(m) limit.


          (2) Notwithstanding any other provision of the FY2003 Plan, any FY2003 Plan Participant may elect, consistent with any rules and regulations established by the Committee, to defer the receipt of all or any portion of an award granted hereunder. The election to defer the receipt of the award must be made no later than two months before the end of the calendar year preceding the calendar year in which the FY2003 Plan Participant would otherwise have an unrestricted right to receive such award. Any election to defer the receipt of an award, in whole or in part, shall be irrevocable as long as the FY2003 Plan Participant remains an employee of the Company, the Bank or one of their subsidiaries.

          (3) The Committee may, at its sole discretion, allow for the early payment of a FY2003 Plan Participant's deferred award account in the event of an "unforeseeable emergency" or in the event of the death or disability of the FY2003 Plan Participant. An "unforeseeable emergency" means an unanticipated emergency caused by an event beyond the control of the FY2003 Plan Participant that would result in severe financial hardship if the distribution were not permitted. Such distributions shall be limited to the amount necessary to sufficiently address the financial hardship. Any distributions under this provision shall be consistent with the Internal Revenue Code and the regulations promulgated thereunder. Additionally, the Committee may use its discretion to cause award accounts to be distributed when continuing the program is no longer in the best interest of the Company or the Bank.

          (4) No FY2003 Plan Participant or other person shall have any interest in any fund or in any specific asset of the Company or the Bank by reason of any amount credited pursuant to the provisions hereof. Any amounts payable pursuant to the provisions hereof shall be paid from the general assets of the Company or the Bank or a subsidiary thereof and no FY2003 Plan Participant or other person shall have any rights to such assets beyond the rights afforded general creditors of the Company or the Bank. However, the Company or the Bank or a subsidiary thereof shall have the right to establish a reserve, trust or make any investment for the purpose of satisfying the obligations created under the FY2003 Plan; provided, however, that no FY2003 Plan Participant or other person shall have any interest in such reserve, trust or investment.

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          (5)  To the extent not otherwise inconsistent with the provisions of the FY2003 Plan, FY2003 Plan Participants may defer awards hereunder in accordance with the provisions of the Independence Community Bank Corp. Deferred Compensation Plan.

                    V. PROVISIONS RELATING TO SECTION 162(m)
                          OF THE INTERNAL REVENUE CODE.

It is the intent of the Company that any compensation (including any award) deferred under the FY2003 Plan by a person who is, with respect to any year of settlement, deemed by the Committee to be a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code and the regulations thereunder, which compensation constitutes either "qualified performance-based compensation" within the meaning of Section 162(m) and the regulations thereunder or compensation not otherwise subject to the limitation on deductibility under Section 162(m) and the regulations thereunder, shall not, as a result of deferral hereunder, become compensation with respect to which the Company in fact would not be entitled to a tax deduction under Section 162(m) and the regulations thereunder. Accordingly, unless otherwise determined by the Committee, if any compensation would become so disqualified under Section 162(m) and the regulations thereunder as a result of deferral hereunder, the terms of such deferral shall be automatically modified to the extent necessary to ensure that the compensation would not, at the time of settlement, be so disqualified.

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